Exhibit 99.3

Good Morning,

As we promised last year I would like to give you a review of succession planning at Union Trust. I will begin with a history of what has been done, an explanation of the process and summarize the current state of affairs.

Succession Planning started in earnest at the Bank about 6 years ago when our CEO put together a succession planning committee of the Board. The work was approached as a deliberate and systematic effort by the Board and management to ensure leadership continuity in key positions and to retain and to develop management skills for the future.

Succession planning was not viewed as simply dealing with one position – the CEO. Rather it took a broader view.

FIRST was to prepare contingency plans for the CEO position in the event of sudden death, disability or unexpected departure.

SECOND was to develop a longer term approach to the succession question.

THIRD was to review the next level of management to determine the availability and relative potential of possible internal candidates, to identify the needs of the management team for professional and managerial development and to develop succession plans for those senior positions.

Why did we approach succession planning this way? FIRST of all it takes a lot of time and effort to execute a deliberate succession plan, it involves a lot of players, it is so important to do it well that the Board and management should devote significant energy and resources to the process. SECOND we have a firm belief as an organization that effective management is a team effort and the success of the organization should not be reliant on just one individual. Rather it should be the joint effort of a group of individuals each of whom is capable, motivated and works well with others. This systematic approach to succession also allowed us to match the Bank’s available talent to its future needs, to identify gaps in training and experience and to target the necessary education and development. By measuring our “bench strength” in this systematic way it allowed us identify and to fill any gaps identified by hiring, if necessary. FINALLY it has created career paths for many people.

Over the years our approach has led the Bank to –

•	Redefine job descriptions

•	Target development opportunities

•	Hire different skills

•	Broaden responsibilities

•	Re-organize particular areas

•	And ultimately develop a stronger management team

For the CEO position this approach has meant that

FIRST – A Contingency Plan was created that has been in place for the past five years which would provide a blueprint for Board and management actions on any interim period following the sudden departure of the CEO for whatever reason.

The plan had a number of components:

•	Agreed upon roles and responsibilities for Management and the Board in the interim period before the arrival of a new CEO.

•	Written job descriptions, position specifications and leadership and behavioral competencies that were spelled out ahead of time to guide any search undertaken

•	A working relationship with a search firm established and a regular dialogue held so that no time would be lost in selecting a search firm.

The Contingency Plan plus Union Trust’s Team approach to management combined with Board interactive role in the process has given the players involved a degree of comfort that the organization would continue to function smoothly in any interim period.

SECOND A long term succession plan was agreed to and worked on for several years, most intensively for the past 18 months. During this phase the Succession Planning Committee and the CEO have done a number of things in preparation:

•	Reviewed the strategic plans for the Bank, the future needs of the organization and the major challenges it will face.

•	Fine tuned the position specifications and competencies that were reviewed with the Board and Senior Management and prioritized from each groups point of view.

•	Established more precise timelines for the succession process.

•	Agreed upon the selection criteria.

•	The Search Committee interviewed and engaged a search firm.

•	The firm began the search several months ago

•	The Committee has conducted interview training for its members

•	We have established a series of questions for the initial round of interviews.

•	The Compensation Committee has been putting together the structure of the compensation package

CURRENT STATUS

•	The search firm has begun to qualify candidates that have surfaced. This will be narrowed down by the Committee next week.

•	Interviews will begin during the last two weeks of June with the top 2 to 4 from the list.

•	The second round of interviews with the finalist should be completed by Mid-July and the candidate chosen.

•	There will be a meeting with the individual selected with the full Board in the 3rd week of July and following that a formal offer extended.

•	The announcement to the employees and shareholders should be made some time in the first two weeks of August.

•	The person should be on board by Labor Day prior to the Strategic Planning Session and the 2008 Budget season.

•	In October have an informal get together for shareholders and others.

•	The individual will be Executive Vice President and Chief Operating Officer and designated successor to the CEO.

CONCLUSION

This process has taken a lot of Management and Board attention, as well it should, since it is one of the most important functions we have — ensuring solid, competent management for the future. We feel that the process is well in hand and it will have a successful conclusion in the not too distant future.

Thank you for your attention